Exhibit 99.1

Scientific Games Fourth Quarter Revenues Rise 15% to $268 Million

Adjusted EBITDA up 29% to $85 million

Net Income per Diluted Share of $0.17;

Non-GAAP Adjusted Net Income per Diluted Share of $0.27

NEW YORK, February 28, 2008 - Scientific Games Corporation (Nasdaq: SGMS) today reported fourth quarter 2007 revenues of $268.0 million, up 15 percent from $232.1 million in the fourth quarter of 2006. Net income was $16.4 million or $0.17 per diluted share, up from net income of $7.9 million or $0.08 per diluted share in the fourth quarter of 2006. Non-GAAP adjusted net income excluding a net loss from the start-up in Mexico, Peru lottery disposal costs, employee termination costs, the reversal of purchase accounting reserves and stock compensation expense, was $25.5 million or $0.27 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $24.0 million or $0.25 per non-GAAP diluted share in the fourth quarter of 2006.

EBITDA for the fourth quarter of 2007 was $73.7 million, up 53 percent from $48.3 million in the fourth quarter of 2006. Adjusted EBITDA increased 29 percent to $84.6 million for the fourth quarter of 2007, compared to adjusted EBITDA of $65.7 million for the fourth quarter of 2006.

During the quarter ended December 31, 2007, the Company reported a net loss of $2.8 million from its Mexican operations, a benefit of $3.9 million from the reversal of purchase accounting reserves and $6.9 million in charges for stock compensation costs. In addition, following the rationalization of its global Printed Products Group operations in Germany and Peru in the third quarter 2007, the Company reported additional disposal costs and asset impairment charges of $3.0 million in the fourth quarter, and employee termination costs of $3.6 million.

For the full year ended December 31, 2007, revenues were $1,046.7 million, compared to $897.2 million for the full year ended December 31, 2006, an increase of 17 percent.  Net income was $65.4 million or $0.68 per diluted share, compared to $66.8 million or $0.70 per diluted share in 2006. Non-GAAP adjusted net income, excluding a net loss from the Company’s Mexican operations, Peru lottery disposal costs, employee termination costs, the reversal of purchase accounting reserves, asset impairment charges and stock compensation expense, was $111.0 million or $1.17 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $98.8 million or $1.05 per non-GAAP diluted share for the full year ended December 31, 2006.

For the full year ended December 31, 2007, EBITDA increased 28 percent to $307.5 million, compared to $239.5 million in 2006. Adjusted EBITDA increased 25 percent to $340.6 million, compared to $273.0 million in 2006.

Printed Products

Printed Products Group revenue increased by 17 percent overall to $137.7 million in the fourth quarter of 2007.  Printed Product service revenue for the quarter of 2007 was $127.5 million, 23 percent ahead of the fourth quarter of 2006.  Excluding the impact of licensed products, the re-pricing of the Pennsylvania cooperative services program contract and revenues from Oberthur Gaming Technologies (OGT) of $24.6 million, “same store” sales growth in the quarter was just under 8%. International instant ticket sales, especially in the United Kingdom (U.K.) and Italy, were particularly strong.  Licensed product sales, which tend to exhibit far more quarter-to-quarter volatility than core instant tickets sales, declined by $5.6 million in the fourth quarter of 2007 due primarily to the seasonality of some brands in the fourth quarter 2006. Conversely, the Company believes that 2008 promises to be a very strong year for licensed products in general with nearly a 50 percent increase in the total number of licensed games, including Major League Baseball®, Deal or No Deal™ and the World Poker Tour® games in particular.

Overall margins in the Printed Products Group declined from 45 percent in the fourth quarter of 2006 to 39 percent in the fourth quarter of 2007.  However, if the impact of both OGT and phone cards is eliminated from revenue and gross margin, then the resulting overall gross margin for the quarter was 45 percent.  As of the end of the fourth quarter of 2007, OGT’s annualized San Antonio production of 4.5 billion tickets had been relocated to Alpharetta, Georgia, a consolidation that is expected to yield improved margins throughout 2008.

Rationalization of Printed Products operations in Germany and Peru, which was initiated in the third quarter of 2007, is expected to further improve margins in 2008. In the third quarter the Company recorded a depreciation and amortization charge of $26.1 million related to asset write-downs in these operations and in the fourth quarter the Company recorded an additional charge of $6.6 million for associated shutdown and employee termination expenses.  Overall, the rationalization of the German and Peru operations negatively impacted 2007 earnings per share by approximately $0.25, most of which was non-cash.

After the close of the fourth quarter, the Company announced two important agreements involving the China Sports Lottery. Scientific Games will design, install and operate a national instant ticket network comprising a central monitoring and control system, a national call center, and 90,000 validation terminals, for which it will be paid on the basis of a percentage of retail sales.  Sales are expected to begin during the first quarter of 2008 in four of the wealthiest provinces in China.  In one of these provinces, Shandong, the Company will be providing traditional “cooperative services” support through a joint-venture partnership.  The Company also is working with China Sports Lottery Printing, Ltd. to establish a state-of-the-art instant ticket production facility in China that is expected to supply tickets to all 30 Sports Lottery operations in China.

Additionally, in connection with the Company’s activities in China, the Company has broadened its relationship with REXCAPITAL Financial Holdings Limited, its partner in the Guard Libang joint venture that services the China Welfare Lottery, to include a strategic alliance to pursue other gaming and lottery related opportunities in China.

Management intends to discuss the range of activities in China in considerable detail during tomorrow’s conference call.

Lottery Systems Group

Lottery Systems revenue and gross margins for the fourth quarter increased by 21 percent and 31 percent, respectively, year over year, with the largest increase coming in the international market.  Lottery Systems international revenue increased by 41 percent to $30.5 million in the fourth quarter of 2007. A sale of terminals to Golden Casket in Australia was an important contributor to international revenue growth. Overall Lottery Systems margins improved from 43 percent in 2006 to 47 percent in 2007.

Notwithstanding these improvements, the Televisa Mexican lottery contract continued to be a significant drag on earnings in 2007.  The fourth quarter and full year impacts on the Company were approximately $0.03 and $0.10, respectively, in earnings per share, including an allocation of interest expense.  As the Company has previously indicated, it believes that the launch of instant tickets is the key to the eventual turnaround of this venture.  At the present time, the Company has begun to see meaningful progress in this regard and is cautiously optimistic that there will be a launch of instant tickets in the second half of 2008.

Diversified Gaming

As we previously disclosed at the end of the third quarter, the change in gaming regulations that were introduced in Great Britain in September 2007 continued to have a very positive impact on Global Draw in the fourth quarter, and this has carried over into the first quarter of 2008.  Global Draw’s “same store” sales were up 17% in the fourth quarter of 2007 versus 2006; in January of this year, Global Draw’s average gross win per shop and per terminal were up 40 percent and 20 percent respectively over January 2007.  On the strength of this performance, Global Draw was awarded a contract by William Hill PLC (LSE: WMH) to supply a minimum of 548 betting shops with approximately 2,100 new state-of-the-art dual screen Nevada™ terminals, which are specifically designed to allow both the legacy B2 and newly introduced B3 games on all terminals.  The terminals are being installed during the first quarter of 2008 and should be 100% operational by the beginning of the second quarter.  Also during the fourth quarter, Global Draw expanded importantly outside of the U.K. by signing a contract to supply 1,500 multi-game server-based gaming terminals to Corporacion Interamericana de Entretenimiento (BMV: CIE B) in Mexico.  Given the very high fixed cost nature of this business, the Company expects that these additional 3,600 terminals will have very high levels of marginal profitability.

Games Media has announced agreements to supply an integrated digital gaming and entertainment solution for commercial distribution with six of the largest public house retailers in the U.K. – Enterprise Inns, Spirit Group, Orchid Group, Admiral Taverns, Greene King and Marston’s – which together control approximately 16,000 venues representing approximately 30 percent of the total U.K. pub market.  Installations took place during October and November 2007 in a total of 63 pub retail outlets, incorporating 275 machines, including gaming and entertainment terminals and digital juke boxes. Performance from all products was in line with management’s expectations and ahead of comparable competitive offers, and the Company is confident that as it continues to hit target performance levels, the base of machines will continue to expand.

Racing-related revenues and gross margin declined slightly in the fourth quarter, reflecting the continued secular decline in racetrack-based attendance and wagering handle. Several important developmental opportunities were completed during the fourth quarter, suggesting that expansion via non-traditional products, markets and distribution channels has the potential to reverse the recent revenue trend. During the fourth quarter the Company was awarded a racebook contract by the Oneida Bingo & Casino in Wisconsin, a contract to provide an internet wagering platform and an interactive voice response telephone wagering system for New Jersey Account Wagering LLC and a tote/keno agreement with Loteria Electronica Internacional Dominicana, S.A. throughout the Dominican Republic. In addition, the Company was awarded its first contract in Brazil by Comtech Telecommunications Corp. calling initially for three upscale off-track wagering facilities growing potentially to 30 sites by 2009, and potentially to include sports betting as well.

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Convertible Debentures

A market price event did not occur for the quarter ended December 31, 2007 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending March 31, 2008.  During the fourth quarter of 2007, the average price of the Company’s common stock exceeded the specified conversion price of $29.10 of the Convertible Debentures. Because of this, 1,506,960 shares of common stock underlying the Convertible Debentures have been included in the weighted average number of diluted shares for the fourth quarter of 2007.  For the full year 2007, the Company has included 1,357,207 shares of common stock in its weighted average number of diluted shares.  Although the Company purchased a hedge in December 2004 to mitigate the potential dilution from the conversion of the Convertible Debenture, the Company is precluded from reflecting this hedge in the GAAP weighted average number of diluted shares because the effect would be anti-dilutive. However, to the extent the Convertible Debentures are converted during the term of the hedge, the diluted share amount will decrease because the hedge will offset the dilution from conversion of the Convertible Debentures.

Conference Call Details

The company invites you to join its conference call tomorrow at 8:30 a.m. Eastern.  To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab.  To access the call by telephone, please dial (800) 901-5231 (US & Canada) or (617) 786-2961 (International) 15 minutes before the start of the call.  The Conference ID# is 75688974.  The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

    Company Contact:

    Investor Relations

    Scientific Games

    212-754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; dependence on suppliers and manufacturers; factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Security and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which the Company assesses its financial performance, and it provides useful information regarding the Company’s ability to service its debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles (GAAP) as measures of the Company’s profitability or liquidity. EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to: monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended December 31, 2006 and 2007

 (Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,
	2006	2007
Operating revenues:
Services	$209,114	232,235
Sales	22,960	35,726
	232,074	267,961
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	116,339	133,053
Cost of sales (exclusive of depreciation and amortization)	15,602	25,532
Selling, general and administrative expenses	53,313	45,344
Depreciation and amortization	26,765	37,767
Operating income	20,055	26,265
Other (income) deductions:
Interest expense	12,922	15,409
Equity in net income of joint ventures	(1,445)	(9,629)
Other (income) expense	92	(1,885)
	11,569	3,895
Income before income tax expense	8,486	22,370
Income tax expense	599	5,991
Net income	$7,887	16,379

Basic and diluted net income per share:
Basic net income	$0.09	0.18
Diluted net income	$0.08	0.17
Weighted average number of shares used in per share calculations:
Basic shares	91,532	92,939
Diluted shares	94,599	96,783

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Twelve Months Ended December 31, 2006 and 2007

 (Unaudited, in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2006	2007
Operating revenues:
Services	$791,804	922,415
Sales	105,426	124,289
	897,230	1,046,704
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	432,013	521,433
Cost of sales (exclusive of depreciation and amortization)	77,934	90,347
Selling, general and administrative expenses	155,727	168,722
Depreciation and amortization	106,006	160,366
Operating income	125,550	105,836
Other (income) deductions:
Interest expense	43,393	58,550
Equity in net income of joint ventures	(7,900)	(41,252)
Other income	(767)	(2,050)
	34,726	15,248
Income before income tax expense	90,824	90,588
Income tax expense	24,063	25,221
Net income	$66,761	65,367

Basic and diluted net income per share:
Basic net income	$0.73	0.71
Diluted net income	$0.70	0.68
Weighted average number of shares used in per share calculations:
Basic shares	91,066	92,566
Diluted shares	94,979	95,996

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2006 and December 31, 2007

(Unaudited, in thousands)

	December 31,	December 31,
	2006	2007

Assets:
Cash and cash equivalents	$27,791	29,403
Other current assets	316,911	368,474
Property and equipment, net	450,660	561,624
Long-term assets	964,248	1,140,538
Total assets	$1,759,610	2,100,039

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,148	4,942
Other current liabilities	190,875	212,572
Long-term debt, excluding current portion	913,253	1,072,625
Other long-term liabilities	124,256	148,685
Stockholders’ equity	528,078	661,215
Total liabilities and stockholders’ equity:	$1,759,610	2,100,039

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended December 31, 2006 and 2007

 (Unaudited, in thousands)

	Three Months Ended December 31, 2006
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$103,512	52,891	52,711	209,114
Sales revenues	14,211	7,987	762	22,960
Total revenues	117,723	60,878	53,473	232,074
Cost of services (1)	53,114	30,531	32,694	116,339
Cost of sales (1)	11,392	4,064	146	15,602
Selling, general and administrative expenses	18,326	11,759	5,470	35,555
Depreciation and amortization (2)	7,237	13,619	5,668	26,524
Segment operating income	$27,654	905	9,495	38,054
Unallocated corporate expense				17,999
Consolidated operating income				$20,055

	Three Months Ended December 31, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$127,465	54,600	50,170	232,235
Sales revenues	10,233	18,803	6,690	35,726
Total revenues	137,698	73,403	56,860	267,961
Cost of services (1)	74,995	27,865	30,193	133,053
Cost of sales (1)	8,740	11,110	5,682	25,532
Selling, general and administrative expenses	21,923	4,435	4,945	31,303
Depreciation and amortization (2)	11,430	16,738	9,408	37,576
Segment operating income	$20,610	13,255	6,632	40,497
Unallocated corporate expense				14,232
Consolidated operating income				$26,265

(1)          Exclusive of depreciation and amortization

(2)          Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Twelve Months Ended December 31, 2006 and 2007

(Unaudited, in thousands)

	Twelve Months Ended December 31, 2006
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$388,841	205,721	197,242	791,804
Sales revenues	50,769	49,723	4,934	105,426
Total revenues	439,610	255,444	202,176	897,230
Cost of services (1)	199,006	114,701	118,306	432,013
Cost of sales (1)	40,027	33,497	4,410	77,934
Selling, general and administrative expenses	51,425	34,571	17,615	103,611
Depreciation and amortization (2)	25,203	48,423	31,410	105,036
Segment operating income	$123,949	24,252	30,435	178,636
Unallocated corporate expense				53,086
Consolidated operating income				$125,550

	Twelve Months Ended December 31, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$498,179	216,326	207,910	922,415
Sales revenues	38,967	48,747	36,575	124,289
Total revenues	537,146	265,073	244,485	1,046,704
Cost of services (1)	283,924	114,200	123,309	521,433
Cost of sales (1)	32,549	27,045	30,753	90,347
Selling, general and administrative expenses	65,669	28,376	20,353	114,398
Depreciation and amortization (2)	66,966	62,224	30,302	159,492
Segment operating income	$88,038	33,228	39,768	161,034
Unallocated corporate expense				55,198
Consolidated operating income				$105,836

(1)	Exclusive of depreciation and amortization
(2)	Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007

Income before income tax expense	$8,486	22,370	90,824	90,588
Add: Employee termination costs	13,524	3,642	14,860	3,642
Add: Stock compensation charges	3,875	6,904	17,910	25,312
Add: SERP termination charge	—	—	313	—
Add: EssNet acquisition interest charge	—	—	263	—
Add: Diversified Gaming asset impairment charges	—	—	10,240	—
Add: Printed Products asset impairment charges	—	213	—	26,310
Add: Printed Products Peru Lottery business unit disposal costs	—	2,763	—	2,763
Less: Lottery Systems purchase accounting reserve reversal	—	(3,892)	—	(3,892)
Add: Loss on start-up of Mexico online lottery contract	—	2,782	—	8,955
Non-GAAP net income before income tax expense	25,885	34,782	134,410	153,678
Non-GAAP income tax expense	1,838	9,322	35,619	42,722
Non-GAAP adjusted net income	$24,047	25,460	98,791	110,956

Diluted non-GAAP net income per share	$0.25	0.27	1.05	1.17
Diluted GAAP net income per share	$0.08	0.17	0.70	0.68
Weighted average number of shares used in per share calculations	94,599	96,783	94,979	95,996
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	262	1,507	939	1,357
Non-GAAP weighted average number of shares used in per share calculations	94,337	95,276	94,040	94,639

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007

Net income	$7,887	16,379	66,761	65,367
Add: Income tax expense	599	5,991	24,063	25,221
Add: Depreciation and amortization expense	26,765	37,767	106,006	160,366
Add: Interest expense, net of other income or loss	13,014	13,524	42,626	56,500
EBITDA	$48,265	73,661	239,456	307,454

Add: Lottery Systems employee termination costs	2,982	—	4,318	—
Less: Lottery Systems purchase accounting reserve reversal	—	(3,892)	—	(3,892)
Add: Printed Products employee termination costs	3,500	3,642	3,500	3,642
Add: Printed Products Peru Lottery business unit disposal costs	—	2,763	—	2,763
Add: Diversified Gaming employee termination costs and asset impairment charge	1,599	—	2,108	—
Add: Corporate employee termination costs	5,443	—	5,443	—
Add: Stock compensation charges	3,875	6,904	17,910	25,312
Add: SERP termination charge	—	—	313	—
Add: Loss on start-up of Mexico online lottery contract	—	1,482	—	5,362
Adjusted EBITDA	$65,664	84,560	273,048	340,641